 Exhibit 99.1
December 22, 2020

VistaGen Therapeutics Announces Closing of $100 Million Underwritten Public Offering

SOUTH SAN FRANCISCO, Calif., Dec. 22, 2020 (GLOBE NEWSWIRE) -- VistaGen Therapeutics, Inc. (NASDAQ: VTGN) (“VistaGen”), a biopharmaceutical company committed to developing a new generation of medicines with potential to go beyond the current standard of care for anxiety, depression and other central nervous system (CNS) disorders, today announced the closing of its $100 million underwritten public offering consisting of 63,000,000 shares of its common stock at an offering price of $0.92 per share, par value $0.001 per share (the “Common Stock”), and 2,000,000 shares of its Series D convertible preferred stock (“Series D Preferred Stock”) at a public offering price of $21.16 per share. All of the securities in the offering were sold by VistaGen.

Lead investors that participated in the offering include Acuta Capital, New Enterprise Associates (NEA), OrbiMed and Venrock Healthcare Capital Partners, among others.

Each share of the Series D Preferred Stock is convertible into 23 shares of Common Stock at any time at the option of the holder, provided, that no such conversion will be permitted until VistaGen’s stockholders approve an amendment to its articles of incorporation increasing the number of authorized shares of Common Stock in an amount sufficient to permit the conversion in full of the Series D Preferred Stock.

VistaGen intends to use the net proceeds from the offering for research, development and manufacturing and regulatory expenses associated with continuing development of PH94B, PH10, AV-101, and potential drug candidates to expand its CNS pipeline and for other working capital and general corporate purposes.

Jefferies LLC and William Blair & Company, L.L.C. acted as joint book-running managers for the offering and Maxim Group LLC acted as a financial advisor.

The public offering was made pursuant to a shelf registration statement on Form S-3 (File No. 333-234025), previously filed with the Securities and Exchange Commission (the SEC) and declared effective on October 7, 2019. A final prospectus supplement and accompanying prospectus, and an issuer free writing prospectus, each of which form a part of the registration statement, were filed by VistaGen with the Securities and Exchange Commission (“SEC”). All offers of securities were made by means of the final prospectus supplement and accompanying prospectus, and the issuer free writing prospectus. The final prospectus supplement and accompanying prospectus, and the issuer free writing prospectus related to the offering are available on the SEC's website at www.sec.gov.

Copies of the final prospectus supplement and the accompanying prospectus, and the issuer free writing prospectus for the offering may also be obtained by contacting: Jefferies LLC by mail at Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY, 10022 or by telephone at +1-877-547-6340, or by email at prospectus_department@jefferies.com or William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606 or by email at prospectus@williamblair.com or by telephone at +1-800-621-0687.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About VistaGen
VistaGen Therapeutics, Inc. is a biopharmaceutical company committed to developing and commercializing innovative medicines with potential to go beyond the current standard of care for anxiety, depression and other CNS disorders. Each of VistaGen’s three drug candidates has a differentiated potential mechanism of action, has been well-tolerated in all clinical studies to date and has therapeutic potential in multiple CNS markets.

Forward-Looking Statements
Certain of the statements made in this press release are forward-looking. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to uncertainties regarding the impact of the COVID-19 pandemic, market and other conditions, and the impact of general economic, industry or political conditions in the United States or internationally. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Other risks and uncertainties include, but are not limited to, issues related to: adverse healthcare reforms and changes of laws and regulations; manufacturing and marketing risks, including risks related to the COVID-19 pandemic, which may include, but are not limited to, unavailability of or delays in delivery of raw materials for manufacture of its CNS drug candidates and difficulty in conducting clinical trials; inadequate and/or untimely supply of one or more of its CNS drug candidates to meet demand; entry of competitive products; and other technical and unexpected hurdles in the development, manufacture and commercialization of its CNS drug candidates, as well as those risks more fully discussed in the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K for the year ended March 31, 2020, and in our most recent Quarterly Report on Form 10-Q for the quarter and six months ended September 30, 2020, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov. In addition, any forward-looking statements represent our views only as of the issuance of this release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Company Contact
Mark A. McPartland
VistaGen Therapeutics Inc.
Phone: +1 (650) 577-3600
Email: IR@vistagen.com

Source: VistaGen Therapeutics, Inc.